AMENDMENT AGREEMENT TO BOND TERMS FOR Golar LNG Limited 7.00% senior unsecured bonds 2021/2025 ISIN NO0011123432

Nordic Trustee AS 2 This agreement (the “AMENDMENT AGREEMENT”) to the to the bond terms for Golar LNG Limited 7.00% senior unsecured bonds 2021/2025 ISIN NO0011123432 between ISSUER: Golar LNG Limited, a company existing under the laws of Bermuda with registration number 30506 and LEI-code 213800C2VSFZG3EZLO34; and BOND TRUSTEE: Nordic Trustee AS, a company existing under the laws of Norway with registration number 963 342 624 and LEI-code 549300XAKTM2BMKIPT85. DATED: 7 June 2023 BACKGROUND A. On 25 May 2023 the Bondholders adopted a Written Resolution to amend the Bond Terms originally entered into on 15 October 2021 for ISIN NO0011123432. 1. DEFINITIONS Unless the contrary intention appears in this Amendment Agreement, terms defined in the Bond Terms have, unless expressly defined herein or otherwise required by the context, the same meaning in this Amendment Agreement. 2. EFFECTIVE DATE This Amendment Agreement took effect on 25 May 2023 (the “Effective Date”). 3. AMENDMENTS TO THE BOND TERMS With effect from the Effective Date, the Bond Terms will be amended as follows: 3.1 Paragraph (b) of the definition of “Permitted Distribution” in Clause 1.1 (Definitions) shall be amended to read as follows: “by the Issuer of an in kind Distribution comprising such number of shares in a sub holding Subsidiary owning the LNG Shipping Fleet allowing the Issuer to de-consolidate such sub holding Subsidiary, provided that such Distribution shall in aggregate not exceed 51%, or a cash amount equal to up to 51%, of the equity value of the LNG Shipping Fleet (determined on the realized value of the LNG Shipping Fleet divestment);” 3.2 Paragraph (c) of the definition of “Permitted Distribution” in Clause 1.1 (Definitions) shall be amended to read as follows: “by the Issuer, which does not exceed 50 per cent. of the Issuer’s aggregated Net Profit for the previous calendar year (and where any unutilized portion of such Net Profit from the immediately preceding calendar year may be carried forward);” 3.3 The last paragraph of the definition of “Permitted Distribution” in Clause 1.1 (Definitions) shall be amended to read as follows: “provided, in each case, that no Distribution is permitted (i) unless Free Liquid Assets immediately after such Distribution is made is at least USD 100,000,000, and (ii) if an Event of Default has occurred which is continuing or will occur as a direct consequence of such Distribution.”

Nordic Trustee AS 3 4. COMPENSATION TO BONDHOLDERS The Issuer will on 2 June 2023 pay to the Bondholders a one-time consent fee of 3.75% of the Nominal Amount of the Outstanding Bonds. 5. MISCELLANEOUS This Amendment Agreement is a Finance Document and after the date hereof all references to the Bond Terms in the other Finance Documents shall be construed as references to the Bond Terms as amended by this Amendment Agreement. 6. GOVERNING LAW This Amendment Agreement is governed by Norwegian law, without regard to its conflict of law provisions. The provisions of paragraphs 19.2 and 19.3 of Clause 19 (Governing Law and Jurisdiction) of the Bonds Terms shall apply as if set out in full herein. -----000----- These Bond Terms have been executed in two originals, of which the Issuer and the Bond Trustee shall retain one each. SIGNATURES: The Issuer: Golar LNG Limited /S/ GEORGINA SOUSA By: Georgina Sousa Position: Director As Bond Trustee: Nordic Trustee AS /S/ LARS ERIK LÆRUM By: Lars Erik Lærum Position: Authorised Signatory